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                                                                     EXHIBIT 8.1

                                             185 ASYLUM STREET
                                             CITYPLACE / 35TH FLOOR
                                             HARTFORD, CT            NEW HAVEN
                                             06103-3488              HARTFORD
                                             860.725.6200            STAMFORD
                                             WWW.TYLERCOOPER.COM     MADISON

March 1, 2005

Board of Directors
Charter Oak Community Bank Corp.
Rockville Financial, Inc.
Rockville Bank
25 Park Street
Rockville, Connecticut 06066

      RE:   ROCKVILLE FINANCIAL, INC.

Dear Board Members:

      You have requested our opinion regarding certain federal and Connecticut income tax consequences of the proposed minority stock issuance (the "Offering") by Rockville Financial, Inc., a Connecticut-chartered business corporation which will be a mid-tier stock holding company as hereinafter described (the "Company"). The Offering will occur pursuant to a Plan of Reorganization and Minority Stock Issuance adopted by the Board of Directors on December 8, 2004 ("the Plan"). Capitalized terms used but not defined herein shall have the same respective meanings as set forth in the Plan.

      In connection with the opinions expressed below, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Company's Registration Statement on Form S-1, and (iii) such corporate records and documents as we have deemed relevant for the purposes of this opinion. In addition, we have relied upon a letter from FinPro, Inc., the Company's independent appraiser, to the Company dated February 22, 2005 (the "FinPro Letter") which concludes that the Subscription Rights to be received by Eligible Account Holders, a Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, directors, officers and employees of Rockville Bank (the "Bank") and Corporators of Charter Oak Community Bank Corp. ("MHC") have no ascertainable fair market value. The FinPro Letter reached this conclusion because the Subscription Rights will be acquired by the recipients without cost, are non-transferable and of short duration, and will only afford the recipients a right to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Purchase Price for unsubscribed shares. We understand that the Offering will occur two to three months after the initial exchange of shares between MHC and the Company described below.

      In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have also relied, without independent verification

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March 1, 2005
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upon the representations made by the Company in a Certificate of Representation dated March 1, 2005. We have assumed that such representations are true and that the parties to the Offering will act in accordance with the Plan.

      Our opinions set forth below are based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Connecticut General Statutes, as applicable, and the regulations promulgated thereunder, as well as current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices, procedures and court decisions may change at any time, and any such change could affect the continuing validity of our opinions set forth below. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify our conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

      This opinion addresses only the specific federal income tax and Connecticut income tax consequences of the Offering, and it does not address any other federal, state, local or foreign income, estate, gift, transfer, sales, use, excise or other taxes that may result from the Offering.

                                      FACTS

      In 1997, Rockville Bank reorganized into a single-tier mutual holding company structure. As part of this reorganization, the Bank formed Charter Oak Community Bank Corp., a Connecticut-chartered mutual holding company ("MHC"). This resulted in the Bank's becoming a Connecticut-chartered capital stock savings bank and a wholly-owned subsidiary of MHC.

      On December 8, 2004, the Directors of the Bank and MHC adopted the Plan pursuant to which the Company was formed with 100 shares of common stock outstanding for the purpose of serving as the Bank's new holding company. Pursuant to the Plan, the following steps will occur:

      (i) MHC will contribute $100 to the Company in exchange for the 100 shares of Company common stock. As a result, the Company will become a wholly-owned subsidiary of MHC.

      (ii) Upon receipt of the necessary regulatory approvals, MHC will contribute all of the shares of Bank common stock held by MHC to the Company in exchange for additional shares of the Company's Common Stock. This will result in the Bank becoming a wholly-owned subsidiary of the Company and the Company continuing to be wholly-owned by MHC. Prior to the Offering described in subparagraph (iii), the shares of Common Stock issued to MHC in the exchange will represent 100% of the outstanding shares of the Company's Common Stock. Once the Offering is complete, the shares of Common Stock issued to MHC in the exchange will represent 55% of the outstanding shares of the Company's Common Stock.

      (iii) Immediately following the steps set forth in subparagraph (ii), the Company will, subject to the provisions of the Plan, sell 43% of its Common Stock in a Subscription Offering to Eligible

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March 1, 2005
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Account Holders, a Tax-Qualified Employee Stock Benefit Plan, Supplemental
Eligible Account Holders, directors, officers and employees of the Bank and Corporators of MHC in the respective priorities set forth in the Plan. Any shares of Common Stock not subscribed for such Subscription Offering may be offering in a Direct Community Offering and if necessary, a Syndicated Community Offering and a Public Offering.

      (iv) The remaining 2% of the outstanding shares of Common Stock will be issued by the Company to a charitable foundation to be established by the Bank as part of the Offering.

                               FEDERAL TAX OPINION

      Based on the foregoing and subject to the qualifications set forth in this opinion, it is our opinion that, for federal income tax purposes:

      1. The Company will not recognize gain or loss upon its receipt of all of the shares of Bank common stock held by MHC in exchange for the shares of Common Stock of the Company that will be issued immediately prior to the Offering (Section 1032 of the Code).

      2. It is more likely than not that (a) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the non-transferable Subscription Rights to purchase shares of Common Stock of the Company and (b) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

      3. The tax basis to the holders of shares of Common Stock purchased in the Offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor and the holding period for such shares of Common Stock will begin on the date of completion of the Offering pursuant to the exercise of the Subscription Rights (Sections 1012 and 1223(6) of the Code).

      4. No gain or loss will be recognized by the Company on the receipt of money for the shares of Common Stock of the Company sold in the Offering (Section 1032 of the Code).

      We note, with regard to Opinion (2), that the issue of whether the Subscription Rights therein described have any market value depends upon all of the facts and circumstances. We further note that in PLR 9332029, the IRS was requested to address the federal income tax treatment of the receipt and exercise of similar non-transferable subscription rights, and the IRS declined to express any opinion. However, we are unaware of any instance in which the Internal Revenue Service has taken the position that non-transferable subscription rights like those to be issued in connection with the Offering have value. If the Subscription Rights are subsequently found to have a fair market

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March 1, 2005
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value greater than zero, income may be recognized by the various recipients of the Subscription Rights (in certain cases whether or not the Subscription Rights are exercised) and the Company may be taxed on the distribution of the Subscription Rights (Section 311 of the Code).

                             CONNECTICUT TAX OPINION

      Based on the foregoing, it is our opinion that, for Connecticut Corporate Business and individual income tax purposes:

      1. No gross income, gain or loss will be recognized by the Company as a result of the Offering. Pursuant to Section 12-213(a)(9) of the Connecticut General Statutes, Connecticut taxable gross income is based on income calculated pursuant to the Code.

      2. For the reasons and subject to the qualification expressed above with regard to federal income tax consequences, no gross income, gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders as a result of the receipt of non-transferable Subscription Rights to purchase the Common Stock of the Company in accordance with the Plan. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the non-transferable Subscription Rights.

      We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-1, and to the reference to our firm under the heading "Legal and Tax Matters" in the Prospectus, which is part of the Registration Statement.

                                        Tyler Cooper & Alcorn, LLP

                                    By: /s/ Irving S. Schloss
                                        ---------------------------------
                                             Irving S. Schloss
                                             A Partner